Exhibit 10.30

Asset Purchase Agreement

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 26th day of November, 2004 by and among Martell Electric, LLC, an Indiana limited liability company with a principal office located at 1125 South Walnut Street, South Bend, Indiana 46619 (the “Buyer”), Thompson, Inc., an Indiana corporation with a principal office located at 53971 North Park Avenue, Elkhart, Indiana 46514 (the “Seller”), and Edwin Grubb, the sole shareholder of Seller with a residence at 601 Bittersweet Cove, Mishawaka, Indiana 45644 (the “Shareholder”).

RECITALS:

A. Seller is engaged in providing commercial and industrial electrical contracting and related services in Elkhart County and other parts of northern Indiana (the “Business”).

B. Since 2002, Buyer has been in the business of providing commercial and industrial electrical contracting and related services primarily in Indiana, including Elkhart County, Indiana.

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, those assets, properties and rights of the Business at the price and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises hereinafter made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Purchase and Sale of Assets.

(a) Assets of the Business. On and subject to the terms and conditions set forth herein, on the Closing Date (as defined below), Seller and Shareholder shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the all of Seller’s property or rights used or useful in the operation of the Business, excluding the Excluded Assets (defined below), (collectively, the “Purchased Assets”), which Purchased Assets shall include, but not be limited to:

(i) All trucks, vehicles, trailers, machinery, equipment, tools, tooling and other tangible personal property, including all spare and replacement parts, materials and supplies used in the Business (collectively, the “Equipment”);

(ii) All of Seller’s saleable inventory used or useful in the operation of the Business that are not part of an existing project of Seller (collectively, the “Inventory”);

(iii) All of Seller’s rights, title and interest to office equipment, including computers and software, to the extent assignable, used or useful in connection with the Business; and

(iv) All goodwill and all other assets used or useful in the operation of the Business.

(b) Excluded Assets. The parties expressly exclude from the Purchased Assets the assets identified on Exhibit A, attached hereto and made a part hereof, (collectively, the “Excluded Assets”).

2.  No Assumed Liabilities. Buyer will not assume or be responsible for any obligations or liabilities of the Business, the Purchased Assets and/or Seller’s other operations or business activities, accrued or unaccrued, known or unknown, actual or contingent, including without limitation, any and all contracts in process, taxes, third-party claims, environmental liabilities and employee benefits and wages (collectively, the “Non-Assumed Liabilities”).

3. Purchase Price.

(a) Payment of Purchase Price. Upon the terms and conditions set forth in this Agreement, and in reliance upon the representations, warranties and covenants of Seller and Shareholder, Buyer shall pay Seller the amount of One Hundred Thousand Dollars ($100,000) as the full purchase price for the Purchased Assets (the “Purchase Price”), of which (i) Fifty Thousand Dollars ($50,000) (“Closing Payment”) shall be paid in cash or other immediately available funds at Closing (as defined below), (ii) Twenty-five Thousand Dollars ($25,000) shall be paid three (3) months following the Closing, and (iii) Twenty-five Thousand Dollars ($25,000) shall be paid six (6) months following the Closing.

(b) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on Exhibit B. The parties agree to furnish each other and the Internal Revenue Service with such applicable information as may be required under Section 1060 of the Internal Revenue Code, as amended, and to cooperate in the completion and timely filing of IRS Form 8594 (Asset Acquisition Statement). A party may change the agreed-upon allocations only in order to be consistent with any finally adjudicated adjustments made to the returns of the other party.

4. Documents of Transfer and Assignment. Before the Closing, the parties shall cause to be prepared and approved by counsel for each of the parties all documents and instruments necessary or advisable to effect the transfers and assignments contemplated by this Agreement. At Closing, Seller will execute and deliver such bills of sale and other documents or instruments of transfer or assignment as may be necessary or appropriate to vest in or confirm to Buyer full and complete title to all of the Purchased Assets, free and clear of all liens, claims, security interests, charges, encumbrances and liabilities, against delivery by Buyer of the Closing Payment. All deliveries made at Closing shall be deemed to be simultaneously made, and no party shall be obligated to consummate the transactions contemplated by this Agreement unless and until all deliveries required hereunder have been fully made.

5.  Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 2:00 p.m. local time on November 26, 2004, or such earlier time and date as the parties may agree (the “Closing Date”) at the offices of Barnes & Thornburg LLP, 600 1st Source Bank Center, 100 North Michigan Avenue, South Bend, Indiana, or at such other time, place and date as the parties may agree.

6. Additional Agreements.

(a)  Consummation of Agreement. At any time after Closing, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause to be taken, such action. Nothing contained in this Agreement shall be construed as an attempt to agree to assign any contract which is in law non-assignable without the consent of the other party or parties to such contract, and each of the parties hereto agrees to use its best efforts to obtain all consents and approvals of any other person required in connection with the transactions contemplated hereby.

(b) Employment Agreement. As an inducement for Buyer to enter into this Agreement, Shareholder and Buyer shall enter into an Employment Agreement substantially in the form attached hereto as Exhibit C (the “Employment Agreement”), which agreement contains certain confidentially and related non-competition and solicitation provisions protecting, among other things, the confidential information of the Business acquired by Buyer hereunder.

(c) Lease Agreement. As an inducement for Buyer to enter into this Agreement, Shareholder and Buyer shall have entered into a Lease Agreement for Seller’s existing facility substantially in the form attached hereto as Exhibit D (“Lease Agreement”)

7. Conditions to Obligations of Buyer. The obligation of Buyer to purchase the Purchased Assets from Seller under this Agreement is subject to the satisfaction on or before the Closing Date of the following conditions, unless any such condition shall be waived in writing in whole or in part by Buyer:

(a) Representations and Warranties. All representations and warranties of Seller and Shareholder contained in this Agreement shall have been true and correct on the date of this Agreement and on the Closing Date, as though made on and as of the Closing Date, and Seller and Shareholder shall have delivered to Buyer a certificate, signed and dated the Closing Date, to the foregoing effect.

(b) Performance of Agreement. Seller and Shareholder shall have performed, observed and complied with all the obligations and conditions required by this Agreement to be performed, observed or complied with by them, including, but not limited to, the execution and delivery of all agreements, documents or instruments required to be delivered at Closing.

(c)  Closing Conditions. All conditions to Closing specified in this Section 7 shall have been either satisfied or waived.

(d) Completion of Due Diligence. Buyer shall have completed its due diligence investigation of Seller’s Business and shall be reasonably satisfied that its financial condition, prospects, results of operations, assets, liabilities and Business are as represented by Seller and Shareholder, at least one week prior to the Closing.

(e) Lien Searches. Seller shall perform, if not yet undertaken, and have delivered to Buyer: (i) final state and local Uniform Commercial Code financing statement searches disclosing all liens and encumbrances on any Purchased Assets; and (ii) written releases from the holders of any security interests, liens or other encumbrances on any of the Purchased Assets to be purchased by Buyer pursuant to this Agreement.

(f) Litigation; Injunctions. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

(g) Corporate Certificates. Seller shall have delivered to Buyer: (i) a certificate of existence of Seller issued as of a current date by the Indiana Secretary of State; and (ii) copies of resolutions of the shareholders and Board of Directors of Seller, certified by its secretary, authorizing (A) the execution, delivery and performance of this Agreement, and (B) the taking of all steps necessary to consummate the transactions contemplated by and to fulfill Seller’s obligations under this Agreement.

(h) Deliveries and Agreements. The Shareholder shall have delivered to the Buyer the Employment Agreement and Lease Agreement and any other documents, agreements and instruments called for by this Agreement.

(i) Absence of Changes. On or prior to the Closing Date there shall have been no loss, damage or destruction to the Purchased Assets or the Business which materially impairs the value of the Purchased Assets or the Business.

(j) Taxes. Seller shall have paid all state and federal employment related tax obligations due and owing as of the Closing Date, or a means for satisfying such tax obligations acceptable to Buyer shall have been arranged between Seller and the appropriate taxing authority no later than the Closing Date.

8. Conditions to Obligations of Seller and Shareholder. The obligation of Seller to sell and transfer the Purchased Assets to Buyer under this Agreement is subject to the satisfaction on or before the Closing Date of the following conditions, unless any such condition shall be waived in writing in whole or in part by Seller:

(a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall have been true and correct on the date of this Agreement and on the Closing Date, as though made on and as of the Closing Date, and Buyer shall have delivered to Seller and Shareholder a certificate, signed and dated the Closing Date, to the foregoing effect.

(b) Performance of Agreement. Buyer shall have performed, observed and complied with all the obligations and conditions required by this Agreement to be performed, observed or complied with by it, including, but not limited to, the execution and delivery of all agreements, documents or instruments required to be delivered at Closing.

(c) Closing Conditions. All conditions to Closing specified in this Section 8 shall have been either satisfied or waived.

(d) Litigation; Injunctions. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

(e) Company Certificates. Buyer shall have delivered to Seller: (i) a certificate of existence of Buyer issued as of a current date by the Indiana Secretary of State; and (ii) copies of certified resolutions of the Manager of Buyer authorizing (A) the execution, delivery and performance of this Agreement, and (B) the taking of all steps necessary to consummate the transactions contemplated by and fulfill Buyer’s obligations under this Agreement.

(f) Deliveries and Agreements. The Buyer shall have delivered to Seller all documents, agreements and instruments called for by this Agreement.

9. Representations and Warranties of Seller and Shareholder. Seller and Shareholder hereby jointly and severally represent and warrant to Buyer the following:

(a) Organization; Power and Authority. Seller is a corporation duly organized and validly existing under the laws of the State of Indiana and is duly qualified to do business and in good standing under the laws of all jurisdictions in which its ownership or use of property or the conduct of its business requires it to qualify, except where failure to qualify would not have a material adverse affect on the financial condition of business of Seller. Attached hereto and incorporated herein as Exhibit E is a true and complete list of shareholders of Seller, and their respective interests in Seller, along with a true and complete list of the existing members of the Board of Directors of Seller. Seller has all requisite corporate power and authority to own all of its properties and assets, to conduct its business as now being conducted, and to make, execute, deliver, and perform this Agreement and the other documents and instruments contemplated hereby. Shareholder has full capacity, power and authority to execute, deliver and perform this Agreement and the agreements contemplated herein.

(b) Execution, Delivery and Validity. The execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors and shareholders of Seller. This Agreement and all other agreements contemplated hereby to which Seller is a party have been duly executed and delivered by Seller, and each constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. This Agreement and all other agreements contemplated hereby to which Shareholder is a party have been duly executed and delivered by Shareholder, and each constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(c) Non-contravention. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or violate any provision of the Articles of Incorporation or By-laws of Seller; (ii) to the knowledge of Seller, contravene any law, rule or regulation or any order, writ, award, judgment, decree or other determination which affects or binds Seller or any of its properties; (iii) conflict with, violate, breach, or constitute a default under, or an event which (with notice or the passage of time or both) would constitute a default under, or give rise to a right of acceleration, termination or the imposition of penalties under any permit or other authorization, or any note, mortgage, real property lease, or any other material agreement, instrument or restriction to which Seller is a party or by which any of its properties may be affected or bound; or (iv) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, or the giving of any notice to, any court, governmental authority or regulatory body or any lender, landlord or other third party.

(d) Financial Statements. Seller and Shareholder have delivered to Buyer balance sheets of Seller and related statements of income or loss for each of the twelve-month periods ending December 31, 2003 and 2002 (collectively, the “Financial Statements”). The Financial Statements accurately reflect the books and accounts of Seller in all material respects and present fairly the financial position of Seller as of the dates given and the results of operations of Seller for the periods indicated.

(e) Undisclosed Liabilities. Seller has no material liabilities or obligations relating to the Business or the Purchased Assets of any type, nature or description, known or unknown, asserted or unasserted, direct or indirect, absolute or contingent, including without limitation, unfunded allocations for or under any employee benefit plans or arrangements, liabilities with respect to labor or environmental matters, liabilities relating to services, products and warranties of the Business, or liabilities for federal, state, local, foreign or other taxes or assessments.

(f) Absence of Changes. Since December 31, 2003: (i) the Business has been operated in the ordinary course; (ii) there have been no material liabilities or obligations of any nature incurred in connection with the Business other than in the regular, ordinary and customary course of business and all are recorded on Seller’s books of original entry; (iii) there have been no alterations in the manner of keeping the books, accounts or records of the Business, or in the accounting practices therein reflected; (iv) there have been no sales or transfers of any material assets of the Business, nor has Seller entered into any other material transaction relating to the Business, other than in the ordinary and customary course of business; (v) no action has been taken that has resulted or reasonably could be expected to result in any of Seller ’s Purchased Assets being mortgaged, pledged or subjected to any lien or encumbrance of any nature; and (vi) there have been no increases in the salary, bonus or other compensation arrangements payable, or to become payable, to such employees of the Business, beyond normal annual increases (consistent with past practices).

(g) Taxes. Seller has duly and timely filed or caused to be filed all tax returns and information returns (including, without limitation, income, business or occupation, sales or use, employment, or property tax returns) relating to the Business and the Purchased Assets and has paid or properly accrued all taxes and any other governmental charges, duties, penalties, interest and fines that became due and payable with respect to the Business or the Purchased Assets through the Closing Date. Seller has withheld or collected from each payment made to employees or agents of the Business all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes, and federal, state and local income, unemployment, payroll and wage taxes) required to be withheld or collected and, if due, has paid the same to the proper tax receiving officers. Seller has collected sales and use taxes for all sales made to customers making purchases from the Business as required by law to be collected and, if due, has remitted the same to the proper tax receiving officers.

(h) Litigation. No actions, suits, claims, orders, audits, investigations, inquiries or other proceedings (judicial, administrative or arbitration) are pending or, to the knowledge of Seller and Shareholder, have been threatened, except as disclosed on Schedule 9(h), against Seller or affecting the Purchased Assets or the Business, whether at law or in equity and whether civil or criminal in nature, before or by any court, arbitration panel, governmental department, commission, board, bureau, agency or instrumentality. Except as disclosed on Schedule 9(h), neither Seller nor Shareholder has knowledge of any facts which reasonably could be expected to form the basis for any such action or other proceeding.

(i) Compliance with Laws; Permits. At all times prior to the date hereof: (i) Seller has conducted its Business in compliance in all material respects with all governmental statutes, ordinances, laws, rules, regulations, orders, permits, licenses or other authorizations applicable to the Business; and (ii) Seller owns, holds, possesses and is in material compliance with all permits, licenses or other authorizations that are necessary to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business as now conducted, the failure of which to hold or comply with could have a material adverse effect on the Business or Purchased Assets.

(j) Title to Assets. Except as disclosed on Schedule 9(j), Seller has good and marketable title to all of the Purchased Assets, free and clear of any and all security interests, pledges, liens, conditional sales agreements, claims, encumbrances or charges or restraints on transfer. No person, firm or corporation other than Seller has any right to the use or possession of any of the Purchased Assets. Further, except as disclosed on Schedule 9(j): (i) no currently effective financing statement under the Uniform Commercial Code with respect to any of the Purchased Assets has been filed in any jurisdiction; (ii) no currently effective lien or encumbrance with respect to any of the Purchased Assets has been filed with the Indiana Secretary of State or any County Recorder’s Office; and (iii) no agent of Seller has signed any financing statement or security agreement authorizing anyone to file any financing statement, lien or other encumbrance.

(k) Condition of Tangible Assets. Except as located elsewhere in the ordinary course of business, all of the tangible property included in the Purchased Assets is located at the main location of the Business. The Equipment is in working order, free from any material defect and suitable for the ordinary and regular conduct and operation of the Business.

(l) Labor Relations. During the twelve (12) months preceding the date of this Agreement, there have been no material adverse changes in the relationship between the Business and, except in the ordinary course of its Business, its employees. The Seller does not have any defined benefit pension plans for employees of the Business. Seller has no: (i) contracts with individual employees; (ii) “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), including pension, profit sharing, deferred compensation, bonus, stock option, stock purchase and welfare plans, non-qualified deferred compensation, phantom stock or other similar plans; or (iii) other plans or arrangements for the benefit of employees (such as vacation, holiday or sick pay plans) which are maintained or contributed to by Seller. All employees of the Business are terminable at will with no cost to the Seller or Business. Except as disclosed on Schedule 9(l), all wages, benefits and other amounts due and owing to, or on behalf of, all of Seller’s employees have been paid by Seller and will be paid through the Closing Date. Seller and shareholder, jointly and severally, covenant and agree that all amounts listed on Schedule 9(l) and which are not otherwise properly paid under Seller’s wage and welfare bond, will be paid by Seller or Shareholder as such amounts come due.

(m) Environment, Health and Safety.

(i) For purposes of this Section 9(m):

(A) “Environmental Law” means any federal, state or local statute, rule, regulation or ordinance having as its primary purpose the protection of the environment or the protection of human health from the effects of environmental pollutants and any permit, license or authorization required thereunder, as well as common law.

(B) “Health and Safety Law” means any federal, state or local statute, rule, regulation or ordinance having as its primary purpose the protection of worker safety or health in the workplace.

(C) “Hazardous Substance, Pollutant or Contaminant” means any “hazardous substance” as defined in 42 U.S.C. §  9601(14), any “pollutant or contaminant” as defined in 42 U.S.C. §  9601(33), and petroleum, including crude oil or any fraction thereof.

(D) “Claim” means and includes any claim, action, suit, demand, administrative proceeding, notice of violation, notice of deficiency, or general notice of potential liability alleging any failure to comply with or any liability under any Environmental Law or Health and Safety Law, including, without limitation, any liability under common law for damages or injury to person or property.

(E) “Environmental or Health and Safety Circumstance” means any fact, circumstance, activity, practice, incident, action, plan or condition which would constitute a failure to comply with any Environmental Law or Health and Safety Law, or would give rise to potential liability under any such Law.

(ii) The Business and the Purchased Assets are, and at all times prior hereto have been, in compliance with any and all Environmental Laws and Health and Safety Laws, and no Claim relating to a violation of any such Laws has been made with respect to the Business or the Purchased Assets.

(iii) To the best of Seller and Shareholder’s knowledge, there is no Environmental or Health and Safety Circumstance related to past or present operations of the Business or the Purchased Assets at the Facility or on or off any other properties, facilities or premises on which the Business or the Purchased Assets have been operated. Neither the facilities nor any real property that is owned, operated or used in connection with the Business or the Purchased Assets contains any underground storage tank, asbestos containing material, polychlorinated biphenyls, or landfills, surface impoundments or disposal area.

(iv) Seller has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation, any obligation for corrective or remedial action, of any other person or entity with respect to any Environmental Law, nor has Seller caused, permitted or allowed any “release” (as defined in 42 U.S.C. §  9601(22)) of any Hazardous Substance, Pollutant or Contaminant on any real property owned, operated or used by Seller in connection with the Business.

(v) Seller has obtained (or has pending timely filed applications for) any and all material environmental permits legally required to operate the Business and the Purchased Assets as they are presently being operated.

(n) Brokers. Neither Seller nor Shareholder has employed any broker, agent or finder in connection with the transactions contemplated by this Agreement. Any obligation in respect of fees, commissions or expenses due any broker, agent or finder who may have been employed in this transaction by Seller or Shareholder is an obligation solely of such party.

(o) Termination of Employees. Seller shall terminate all of its employees and agents as of the Closing Date, and all such terminations shall be in compliance with all applicable laws. Seller acknowledges and agrees that, except for Buyer’s obligation to employ Shareholder pursuant to the terms and conditions of the Employment Agreement, Buyer shall have no obligation to hire any such terminated employees.

(p) Disclosure. None of the statements or information contained in any of the representations, warranties or agreements of Seller or Shareholder set forth in this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement or in any Exhibit or Schedule to this Agreement, in light of the circumstances in which those statements were made, not misleading.

(q) Closing Conditions. All of the conditions to Closing specified in Section 8 of this Agreement have been satisfied or waived.

10. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller and Shareholder the following:

(a) Company Organization. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Indiana, and shall so remain until all obligations hereunder to Seller and Shareholder have been fulfilled. Buyer has all requisite company power and authority to own all of its properties and assets, to conduct its business as now being conducted, and to make, execute, deliver, and perform this Agreement and the other documents and instruments contemplated hereby. Buyer shall not dissolve its company existence or liquidate its assets until such time as it has fulfilled all its obligations to Seller and Shareholder hereunder.

(b) Execution, Delivery and Validity. The execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary company action. This Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly and validly executed by Buyer, and each constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(c) Non-contravention. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or violate any provision of the Articles of Organization or Operating Agreement of Buyer; (ii) to the knowledge of Buyer, contravene any law, rule or regulation or any order, writ, award, judgment, decree or other determination which affects or binds Buyer or any of its properties; (iii) conflict with, violate, breach, or constitute a default under, or an event which (with notice or the passage of time or both) would constitute a default under, or give rise to a right of acceleration, termination or the imposition of penalties under any governmental or other license, permit or other authorization, or any note, mortgage, real property lease, or any other material agreement, instrument or restriction to which Buyer is a party or by which any of its properties may be affected or bound; or (iv) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, or the giving of any notice to, any court, governmental authority or regulatory body or any lender, landlord or other third party.

(d) Brokers. Buyer has not employed any broker, agent or finder in connection with the transactions contemplated by this Agreement, and any obligation in respect of fees, commissions and expenses due any broker, agent or finder who may have been employed in this transaction by Buyer is an obligation solely of Buyer.

(e) Closing Conditions. All of the conditions to Closing specified in Section 7 of this Agreement have been satisfied or waived.

11. Indemnification.

(a)  By Seller and Shareholder. From and after Closing, Seller and Shareholder will jointly and severally indemnify, defend and hold Buyer and its members, managers, employees, successors and assigns (collectively, “Buyer’s Indemnitees”) harmless of and from any and all damages, liabilities, losses, costs or expenses (including reasonable attorneys’ fees and fees or costs incurred in investigation) (collectively, “Losses”) incurred or suffered by Buyer’s Indemnitees which arise out of, result from or relate to: (i) any material breach by Seller or Shareholder or failure by Seller or Shareholder to perform, any representation, warranty, covenant or condition contained in or made pursuant to this Agreement; (ii) any liabilities or obligations of Seller, including the Non-Assumed Liabilities, that are not expressly assumed by Buyer pursuant to Section 2 of this Agreement; and (iii) the operation of the Business by Seller prior to the Closing.

(b) By Buyer. From and after Closing, Buyer shall indemnify, defend and hold Seller and Shareholder and their respective directors, officers, successors and permitted assigns (collectively, “Seller’s Indemnitees”) harmless of and from any Losses incurred or suffered by Seller’s Indemnitees which arise out of, result from or relate to:

(i) any material breach by Buyer or failure by Buyer to perform, any representation, warranty, covenant or condition contained in or made pursuant to this Agreement; and (ii) the operation of the Business by Buyer from and after the Closing.

(c) Conditions for Indemnification of Third Party Claims. The respective obligations and liabilities of Seller and Shareholder or Buyer (the “Indemnifying Party”) to the Buyer’s Indemnitees or the Seller’s Indemnitees, as the case may be, as indemnified parties (the “Indemnified Party”) under Sections 11(a) and 11(b) hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(i) Within a reasonable period of time after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion of any claim by a third party, the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided, that the Indemnified Party may participate in the defense with counsel of its own choice and at its own expense (provided that the Indemnifying Party will bear the expense of counsel for the Indemnified Party if the Indemnified Party could have an inconsistent or conflicting interest from that of the Indemnifying Party or one or more legal defenses that are different from or additional to those available to the Indemnifying Party).

(ii) If the Indemnifying Party, by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party, upon further notice to the Indemnifying Party, will have the right to undertake the defense, compromise or settlement of such claim on behalf of or for the account and risk of the Indemnifying Party and at the Indemnifying Party ’s expense, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. Upon assumption by the Indemnifying Party of the defense of any claim, the Indemnified Party shall have no further right to settle, compromise or defend the claim except to the extent expressly provided under subparagraph (i) above.

(iii) Anything in this Section 11(c) to the contrary notwithstanding, the Indemnifying Party shall not settle any claim without the consent of the Indemnified Party unless such settlement involves only the payment of money and the claimant provides to the Indemnified Party a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the Indemnifying Party shall not settle the claim without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(iv) The Indemnified Party and the Indemnifying Party will each cooperate with all reasonable requests of the other for the purpose of defending against any claims.

(d) Payment of Losses. The Indemnifying Party shall make all payments pursuant to the indemnification provisions contained in this Section 11 within ten (10) business days after final determination of the amount thereof.

(e) Survival. The obligations of Buyer, Seller and Shareholder under this Section 11 shall survive the expiation or termination of this Agreement.

12. Restrictive Covenants.

(a) Acknowledgments. Seller and Shareholder acknowledge and agree that the trade secrets and other confidential information acquired by Buyer pursuant to this Agreement, including, without limitation, methods, techniques, equipment, marketing and sales information, the sources, costs and pricing of products and services, business and marketing strategies and plans, the identity and needs of customers and potential customers, financial data, personnel data, and all the other know-how and “trade secrets” pertaining in any respect to the Business or its customers or suppliers, are valuable, special and unique assets of Buyer. Seller and Shareholder further acknowledge and agree that Seller and Shareholder have worked together to establish strong customer relationships and considerable goodwill relating to the Business, and that Buyer has paid valuable consideration for the Purchased Assets and the Business, including the trade secrets, confidential information and goodwill of the Business.

(b) Confidentiality. Seller and Shareholder agree that it or he will not, directly or indirectly, except with the prior consent of Buyer, use, divulge or disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, any trade secrets or other confidential information conveyed to Buyer pursuant to this Agreement. The foregoing covenants shall remain in effect for so long as any such information remains confidential information of Buyer, and, in any event, for a minimum period of three (3) years after Closing. Notwithstanding anything to the contrary in this Agreement, neither Seller nor Shareholder will never disclose or use confidential information which remains a trade secret of Buyer.

(c) Covenants Against Competition and Solicitation. To preserve the value of the goodwill purchased by Buyer, and to reduce the cost to Buyer of monitoring and enforcing the compliance of Seller and Shareholder with the confidentiality obligations contained in Section 12(b) hereof, Seller and Shareholder covenant and agree that, during the Prohibit Period (as defined below), it or he will not, and Seller and Shareholder will cause any of related party to not, without the express written consent of Buyer and only to the extent authorized by Buyer:

(i) Except as expressly permitted under this Section 12(c), directly or indirectly, alone or in concert with others, whether as principal, agent, representative, partner, lender, consultant, shareholder or otherwise, under or through any form of business entity, own, operate, manage, control or actively participate in any business which provides competing services of the Business anywhere in the Prohibited Territory (as defined below) (“Competing Business”);

(ii) Except as expressly permitted under this Section 12(c), either for themselves or for any other person, firm, corporation or entity solicit, divert or accept, or attempt to solicit, divert or accept any persons or entities which were customers of the Business at any time during the Prohibited Period to contract or otherwise transact business with any Competing Business anywhere within the Prohibited Territory; and

(iii) Induce or solicit or seek to induce or solicit any person who was engaged in the Business as an employee, agent or otherwise within the one (1) year period prior to the Closing to terminate his or her engagement with Buyer or otherwise participate in any business activity directly or indirectly competitive with the Business.

The covenants contained in Sections 12(c)(i), (ii) and (iii) of this Agreement are separate and distinct covenants of each of Seller and Shareholder.

(d) Definition of Prohibited Territory and Prohibited Period. For purposes of this Agreement, the “Prohibited Territory” means anywhere within a one hundred (100) mile radius of each of Buyer’s locations, including Buyer’s new Elkhart, Indiana location, unless that geographic restriction is deemed to be of unreasonably broad scope, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Territory. The Prohibited Territory means anywhere within a seventy-five (75) mile radius of each of Buyer’s locations, including Buyer’s new Elkhart, Indiana location, unless that geographic restriction is deemed to be of unreasonably broad scope, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Territory. The Prohibited Territory means anywhere within a fifty (50) mile radius of each of Buyer’s locations, including Buyer’s new Elkhart, Indiana location.

The term “Prohibited Period” shall be defined as a period of three (3) years from and after Closing, unless that term is deemed to be unreasonable, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Period. The Prohibited Period means a period of two (2) years from and after Closing, unless that term is deemed to be unreasonable, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Period. The Prohibited Period means a period of one (1) year from and after Closing.

(e) Reasonableness. Seller and Shareholder hereby expressly acknowledge and agree that the territorial, time and other limitations set forth above are reasonable and properly required for the adequate protection of the goodwill and other Assets acquired by Buyer pursuant to this Agreement and shall be fully enforceable to the fullest extent permitted by law. The parties estimate that the value of the goodwill being purchased will not begin to dissipate for at least three (3) years. In the event, however, a court determines that any of the terms, provisions, or covenants contained in this Section 12 are unreasonable, a court may limit the application of any such term, provision or covenant, or modify any such term, provision or covenant and proceed to enforce this Section 12 as so limited or modified.

(f) Remedies. Seller and Shareholder acknowledge and agree that any violation of Sections 12(b) or 12(c) hereof would cause Buyer irreparable damage and that if any Seller and/or Shareholder violates or threatens to violate such restrictions, Buyer shall be entitled to injunctive relief against Seller and/or Shareholder, without the necessity of proof of actual damage or the posting of bond, in addition to any other remedies available under this Agreement, at law, or in equity, and including compensatory damages incurred by Buyer as a result of such violation and including costs, expenses and reasonable attorneys’ fees incurred in enforcing any of its rights under this Section 12.

(g) Shareholder’s Work as Estimator. Notwithstanding anything to the contrary contained herein or contained in the Employment Agreement and only in the event Shareholder is terminated by Buyer pursuant to Section 6(a)(vi) of the Employment Agreement, the restrictions contained in Section 12(c) of this Agreement and Section 5(b) of the Employment Agreement shall not prohibit Shareholder from working in the Prohibited Territory as an estimator.

13. Miscellaneous Provisions.

(a) Personal Property Taxes. All taxes and assessments that have accrued for all time periods prior to or as of Closing shall be paid or properly accrued by Seller prior to or at Closing.

(b) Expenses. Except as otherwise specifically provided in this Agreement, Seller, Shareholder and Buyer shall each bear his or its own expenses, including the fees of any attorneys, accountants or others engaged by such party in connection with this Agreement and the transactions contemplated hereby.

(c) Survival. Notwithstanding any term or provision of this Agreement to the contrary, all representations and warranties contained in this Agreement and any agreement executed in connection herewith shall survive the execution, delivery and performance of this Agreement and the Closing as follows: (i) the representations and warranties contained in Sections 9(a), 9(b) and 9(j) shall survive indefinitely and shall not terminate; (ii) the representations and warranties contained in Sections 9(g), 9(m) and 9(l) shall survive for the applicable statutes of limitation; and (iii) all other representations and warranties shall survive for a period of two (2) years after the Closing

Date; provided, that any representation or warranty in respect of which indemnity may be sought under Section 9, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this section if notice of the breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. No investigation by the parties made heretofore or hereafter shall affect the representations and warranties of the parties contained in or made pursuant hereto.

(d) Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Indiana, without regard to conflicts of law principles.

(e) Entire Agreement; Amendment. This Agreement, including all Exhibits and Schedules hereto sets forth the entire understanding of the parties, there being no oral or other written agreements or understandings affecting the subject matter of this Agreement. No modification, amendment, waiver or release of any provision of this Agreement or of any right, obligation, claim or cause of action arising under this Agreement shall be valid or binding for any purpose unless in writing and duly executed by the party against whom the same is sought to be asserted.

(f) Assignment; Binding Effect. No party to this Agreement may assign this Agreement or such party’s rights, duties and obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their personal and legal representatives, successors and assigns.

(g) No Waiver. The failure of any party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of the party to enforce such provision. The waiver of any breach or default or the failure to exercise any right shall not be deemed a waiver of any subsequent breach or default or waiver of the right to exercise any other right.

(h) Notices. All notices and other communications hereunder must be in writing and shall be deemed given if delivered personally or by overnight courier, or transmitted by facsimile or mailed by registered or certified mail, postage pre-paid, return receipt requested, to the persons at the addresses set forth above (or such other address for a party as shall be specified by like notice). Notice given personally or by courier, or transmitted by facsimile, shall be deemed delivered when received by the addressee. Notice given by mail shall be deemed delivered on the third (3rd) business day following the date on which it is so mailed.

(i) Remedies Cumulative. All rights and remedies provided by this Agreement or existing at law or in equity shall be cumulative of all other rights and remedies, and the pursuit of one right or remedy shall in no way operate as an exclusive election or otherwise preclude or limit any party from pursuing any other or additional right or remedy.

(j) Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of legislative or administrative action, such holding or action shall be strictly construed and shall not affect the validity or affect any other provision of this Agreement.

(k) Conflicts. This Agreement shall govern in the event of a conflict between the provisions hereof and those of any other document signed by the parties in connection with the Closing.

(l) Execution of Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the parties.
IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered on the date or dates below indicated, effective as of the day and year first above written.

“Seller”		“Shareholder”

Thompson, Inc.

By:	/s/ Edwin Grubb	/s/ Edwin Grubb
	Edwin Grubb, President	Edwin Grubb, Individually

Date:	November 26, 2004	Date:	November 26, 2004

“Buyer”

Martell Electric, LLC

By:	/s/ John A. Martell
John A. Martell, President

Date:	November 26, 2004

Exhibit A
Excluded Assets

1. Cash;
2. Accounts Receivable;
3. Other Receivables;
4. Cadillac Escalade;
5. Red Chevy Pick-up Truck;
6. Red Ford Stake Truck;
7. Leased Equipment; and
8. Prepaid Expenses.

Exhibit B
Allocation of Purchase Price

Exhibit C
Grubb Employment Agreement

See Attached.

Exhibit D
Lease Agreement

See Attached.

Exhibit E
Shareholders and Directors of Thompson, Inc.

Sole Shareholder of Thompson, Inc.:	Edwin Grubb

Board of Directs of Thompson, Inc.:	Edwin Grubb
Matthew A. Grubb

Schedule 9(h)
Litigation

See attached.

Schedule 9(j)
Title to Assets

None.

Schedule 9(l)
Labor Relations

Union benefits in an amount estimated at $13,000, but which will not exceed $15,000.